Exhibit 5.1

Calise Y. Cheng

T: +1 650 843 5172

ccheng@cooley.com

September 21, 2020

Asana, Inc.

1550 Bryant Street, Suite 200

San Francisco, California 94103

Ladies and Gentlemen:

We have represented Asana, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of (i) up to 59,450,203 shares (the “Class A Shares”) of the Company’s Class A common stock, par value $0.00001 per share (“Class A Common Stock”), consisting of (a) 120,613 shares of Class A Common Stock pursuant to the Company’s 2009 Stock Plan, as amended (the “2009 Plan”), (b) 34,871,408 shares of Class A Common Stock issuable pursuant to the Company’s Amended and Restated 2012 Stock Plan, as amended (the “2012 Plan”), (c) 22,458,182 shares of Class A Common Stock issuable pursuant to the Company’s 2020 Equity Incentive Plan (the “2020 Plan”), and (d) 2,000,000 shares of Class A Common Stock issuable pursuant to the Company’s 2020 Employee Stock Purchase Plan (the “ESPP” and together with the 2009 Plan, 2012 Plan and 2020 Plan, the “Plans”); and (ii) up to 120,613 shares (together with the Class A Shares, the “Shares”) of the Company’s Class B common stock, par value $0.00001, issuable pursuant to the 2009 Plan.

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and the related prospectuses, (b) the Company’s Restated Certificate of Incorporation and Restated Bylaws, each as currently in effect, (c) the Plans, and (d) originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, the accuracy, completeness and authenticity of certificates of public officials, and the due authorization, execution and delivery of all documents by all persons other than the Company where authorization, execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plans, the Registration Statement and the related prospectuses, as applicable, will be validly issued, fully paid and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

Cooley LLP 3175 Hanover Street Palo Alto, CA 94304-1130

t: (650) 843-5000 f: (650) 849-7400 cooley.com

Asana, Inc.

September 21, 2020

Page Two

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:	/s/ Calise Y. Cheng
Calise Y. Cheng

Cooley LLP 3175 Hanover Street Palo Alto, CA 94304-1130

t: (650) 843-5000 f: (650) 849-7400 cooley.com